Registration No. 333-_________
As filed with the Securities and Exchange Commission on July 14, 2011

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

___________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BCB Bancorp, Inc.
(Exact Name of Registrant as Specified in its Charter)

New Jersey	26-0065262
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

104-110 Avenue C Bayonne, NJ 07002 (Address of Principal Executive Offices)

         Pamrapo Savings Bank, S.L.A. 401(k) Savings Plan
          (Full Title of the Plan)Copies to:

Mr. Donald Mindiak	Mr. Alan Schick, Esq.
President and Chief Executive Officer	Luse Gorman Pomerenk & Schick, P.C.
BCB Bancorp, Inc.	5335 Wisconsin Ave., N.W., Suite 780
104-110 Avenue C	Washington, D.C. 20015
Bayonne, NJ 07002	(202)-274-2000
(201) 823-0700
(Name, Address and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.   :

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Participation Interests	__ (1)	__	__	__ (2)

_______________________
(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Pursuant to Rule 457(h)(3) under the Securities Act of 1933, as amended, no registration fee is required to be paid.

This Registration Statement shall become effective upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, and 17 C.F.R. § 230.462.

PART I.

Items 1 and 2.  Plan Information and Registrant Information and Employee Plan Annual Information

This Registration Statement relates to the registration of an indeterminate number of participation interests in the Pamrapo Savings Bank, S.L.A. 401(k) Savings Plan (the “Plan”).  The Plan was assumed by BCB Bancorp, Inc. (the “Company”) at the time of the acquisition of Pamrapo Bancorp, Inc.  Documents containing the information required by Part I of the Registration Statement have been or will be sent or given to participants in the Plan, as specified Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended.

Such documents are not being filed with the Commission, but constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.

PART II.

Item 3.  Incorporation of Documents by Reference

The following documents previously or concurrently filed with the Commission are hereby incorporated by reference in this Registration Statement:

a)  The Annual Report on Form 10-K for the Company for the year ended December 31, 2010 (File No. 000-50275), filed with the Commission on March 31, 2011, pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended;

b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the year covered by the Annual Report on Form 10-K referred to in (a) above; and
c) The description of the Company’s common stock contained in the Current Report on Form 8-K-12g3  filed with the Commission  on May 1, 2003 (File No. 000-50275).

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement and to be a part thereof from the date of the filing of such documents.  Any statement contained in the documents incorporated, or deemed to be incorporated, by reference herein or therein shall be deemed to be modified or superseded for purposes of this Registration Statement and the prospectus to the extent that a statement contained herein or therein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein or therein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement and the prospectus.

All information appearing in this Registration Statement and the prospectus is qualified in its entirety by the detailed information, including financial statements, appearing in the documents incorporated herein or therein by reference.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

None.

Item 6.  Indemnification of Directors and Officers

Article VII of  the Certificate of Incorporation of BCB Bancorp, Inc. (for purposes of this Item 6, the “Corporation”) sets forth circumstances under which directors, officers, employees and agents of the Company may be insured or indemnified against liability which they incur in their capacities as such:

            The  Corporation  shall  indemnify its officers,  directors,  employees and agents and former  officers,  directors,  employees  and  agents,  and any other persons  serving at the  request of the  Corporation  as an  officer,  director, employee  or agent  of  another  corporation,  association,  partnership,  joint venture,  trust, or other  enterprise,  against expenses  (including  attorneys' fees,  judgments,  fines and amounts paid in settlement)  incurred in connection with any pending or threatened  action,  suit,  or  proceeding,  whether  civil, criminal,  administrative or investigative,  with respect to which such officer, director,  employee, agent or other person is party, or is threatened to be made a party,  to the full extent  permitted by the New Jersey  Business  Corporation Act. The  indemnification  provided herein (i) shall not be deemed  exclusive of any other  right to which any person  seeking  indemnification  may be  entitled under any by-law,  agreement, or vote of shareholders of disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other  capacity,  and (ii)  shall  insure to the  benefit  of the  heirs, executors, and the administrators of any such person. The Corporation shall have the power,  but shall not be  obligated,  to purchase and maintain  insurance on behalf of any person or persons  enumerated above against any liability asserted against  or  incurred  by them or any of them  arising  out of their  status  as corporate  directors,   officers,  employees,  or  agents  whether  or  not  the Corporation  would have the power to indemnify them against such liability under the provisions of this article.

The  Corporation  shall,  from time to time,  reimburse  or  advance to any person  referred to in this article the funds necessary for payment of expenses, including  attorneys'  fees,  incurred in  connection  with any action,  suit or proceeding referred to in this article, upon receipt of a written undertaking by or on behalf of such person to repay such amount(s) if a judgment or other final adjudication  adverse to the director or officer establishes that the director's or officer's  acts or omissions  (i)  constitute a breach of the  director's  or officer's duty of loyalty to the corporation or its shareholders,  (ii) were not in good faith,  (iii) involved a knowing  violation of law, (iv) resulted in the director  or  officer  receiving  an  improper  personal  benefit,  or (v)  were otherwise  of such a  character  that New  Jersey  law would  require  that such amount(s) be repaid.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  List of Exhibits.

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. attached hereto

4	Form of Common Stock Certificate	*
5	Opinion of Luse Gorman Pomerenk & Schick, P.C.	Exhibit 5
23	Consent of Luse Gorman Pomerenk & Schick, A Professional Corporation	Contained in Exhibit 5
23	Consent of Independent Registered Public Accounting Firm	Exhibit 23.2
24	Power of Attorney	Contained on Signature Page

*
Incorporated by reference to Exhibit 4 to the Registration Statement on Form 8-K-12g3 (File No. 000-50275) originally filed by the Company under the Exchange Act with the Commission on May 1, 2003, and all amendments or reports filed for the purpose of updating such description.

Item 9.  Undertakings

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

2.           That, for the purpose of determining any liability under the Securities Act of 1933, as amended,, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Plan;

4.           That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

5.           Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bayonne, state of New Jersey, on this 14th day of July, 2011.

BCB BANCORP, INC.

By:	/s/ Donald Mindiak
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of BCB Bancorp, Inc. (the “Company”) hereby severally constitute and appoint Donald Mindiak, as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Donald Mindiak may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of participation interests under the Pamrapo Savings Bank, S.L.A. 401(k) Savings Plan, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Donald Mindiak shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

Signatures	Title	Date

/s/ Donald Mindiak Donald Mindiak	Director and Principal Executive Officer	July 14, 2011

/s/ Kenneth D. Walter Kenneth D. Walter	Director and Principal Financial Officer	July 14, 2011

/s/ Robert Ballance Robert Ballance	Director	July 14, 2011

/s/ Judith Q. Bielan Judith Q. Bielan	Director	July 14, 2011

/s/ Joseph J. Brogan Joseph J. Brogan	Director	July 14, 2011

/s/ James E. Collins James E. Collins	Director	July 14, 2011

/s/ Thomas M. Coughlin Thomas M. Coughlin	Director	July 14, 2011

/s/ Mark D. Hogan Mark D. Hogan	Chairman of the Board	July 14, 2011

/s/ Robert A. Hughes Robert A. Hughes	Director	July 14, 2011

/s/ Joseph Lyga Joseph Lyga	Director	July 14, 2011

/s/ Alexander Pasiechnik Alexander Pasiechnik	Director	July 14, 2011

/s/ Joseph Tagliareni Joseph Tagliareni	Director	July 14, 2011

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bayonne, state of New Jersey, on this 14th day of July 2011

Pamrapo Savings Bank, S.L.A. 401(k) Savings Plan

By:	/s/ Thomas M. Coughlin
Thomas M. Coughlin
Title:	Chief Operating Officer

EXHIBIT INDEX

Regulation S-K Exhibit Number	Document	Reference to Prior Filing or Exhibit No. attached hereto

4	Form of Common Stock Certificate	*
5	Opinion of Luse Gorman Pomerenk & Schick, P.C.	Exhibit 5
23	Consent of Luse Gorman Pomerenk & Schick, A Professional Corporation	Contained in Exhibit 5
23	Consent of Independent Registered Public Accounting Firm	Exhibit 23.2
24	Power of Attorney	Contained on Signature Page

*
Incorporated by reference to Exhibit 4 to the Registration Statement on Form 8-K-12g3 (File No. 000-50275) originally filed by the Company under the Exchange Act with the Commission on May 1, 2003, and all amendments or reports filed for the purpose of updating such description.